UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*



WESCAST INDUSTRIES INC.
(Name of Issuer)

Class A Sub Voting Common Shares
(Title of Class of Securities)

950813105
(CUSIP Number)


December 31, 1999
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[	]	Rule 13d-1(b)

[    x	]	Rule 13d-1(c)

[	]	Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting issuer's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Act Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 950813105			13G			Page 2 of 5 Pages


1. NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Knight, Bain, Seath & Holbrook Capital Management Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a)	[	]
(b)	[	]
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated in the Province of Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5. SOLE VOTING POWER
256,900 Class A Sub Voting Common Shares
6. SHARED VOTING POWER
NIL
7. SOLE DISPOSITIVE POWER
256,900 Class A Sub Voting Common Shares
8. SHARE DISPOSITIVE POWER
NIL

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

256,900 Class A Sub Voting Common Shares

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES*
Not Applicable

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.5%

12. TYPE OF REPORTING PERSON*
IA
Schedule 13G
Item 1(a)	Name of Issuer

		Wescast Industries Inc.

Item 1(b)	Address of Issuer's Principal Executive Offices

		P.O. Box 1930
		799 Powerline Road West
		Brantford, Ontario
		N3T 5W5

Item 2(a)	Name of Person Filing

		Knight, Bain, Seath & Holbrook Capital Management Inc.

Item 2(b)	Address of Principal Business Office

		1 Toronto Street
		Suite 708
		Toronto, Ontario
		M5C 2V6

Item 2(c)	Citizenship

		Canada

Item 2(d)	Title of Class of Securities

		Class A Sub Voting Common Shares

Item 2(e)	CUSIP Number

		950813105

Item 3		If this statement is filed pursuant to Rules 13d-1 (b) or 13d-2 (b),
		check whether the person is filing is a:
		(a)	[	]	Broker or Dealer
		(b)	[	]	Bank
		(c)	[	]	Insurance Company
		(d)	[	]	Investment Company
		(e)	[    	]	Investment Adviser
		(f)	[	]	Employee Benefit Plan, Pension Fund or
					Endowment Fund
		(g)	[	]	Parent Holding Company
		(h)	[	]	Group
		(i)	[   x	]	Filing under new rules as Passive Investor


Page 4 of 5 Pages

Item 4		Ownership

		(a)	Amount Beneficially Owned

			256,900 Class A Sub Voting Common Shares

		(b)	Percent of Class

			4.5%

		(c)	Number of shares as to which such person has:

			(i)	sole power to vote or to direct the vote
				256,900 Class A Sub Voting Common Shares
 through Passive Investor/Investment
				 Adviser  - Knight, Bain, Seath & Holbrook Capital
				Management Inc.

			(ii)	shared power to vote or to direct the vote
				Not Applicable

			(iii)	sole power to dispose or to direct the disposition of
				256,900 Class A Sub Voting Common Shares
 through Passive Investor/ Investment
				 Adviser  - Knight, Bain, Seath & Holbrook Capital
				Management Inc.

			(iv)	shares power to dispose or to direct the disposition of
				Not Applicable

Item 5		Ownership of 5% or Less of a Class

		If this statement is being filed to report the fact as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6		Ownership of More than 5% on Behalf of Another Person

		Not applicable.

Page 5 of 5 Pages

Item 7		Identification and Classification of the Subsidiary Which Acquired
		the Security Being Reported on By the Parent Holding Company

		Not Applicable

Item 8		Identification and Classification of Members of the Group

		Not Applicable

Item 9		Notice of Dissolution of Group

		Not Applicable

Item 10	Certification

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

		Signature

		After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

							January 24, 2000
							____________________________
							Date
       (s)\Peter G. Pennal
							____________________________
							Signature

							PETER G. PENNAL
							Vice-President/Secretary/Treasurer
							____________________________
							Name/Title